Exhibit 10.46

KEWAUNEE SCIENTIFIC CORPORATION

FISCAL YEAR 2005

INCENTIVE BONUS PLAN

The Fiscal Year 2005 Incentive Bonus Plan (the Plan) will provide for a bonus pool and bonus payouts based upon achievement of various levels of pre-tax earnings (after bonus accruals) for the year and other conditions described herein, as approved by the Company’s Board of Directors. The Plan is a one-year plan for fiscal year 2005.

The provisions of the Plan are:

1.	Eligibility of Participants to Share in the Bonus Pool

a.	Eligible participants of the Plan will be nominated by the President and approved by the Board of Directors, upon recommendation by the Compensation Committee. The bonus potential percentages for each participant and pre-tax earnings goals in the Plan will also be approved by the Board of Directors, upon recommendation by the Compensation Committee.

b.	Each participant will be eligible to share in the pool up to the specified percentage of his or her May 1, 2004 base salary.

c.	In addition to individuals reporting directly to the President, managers fulfilling the following criteria are eligible to participate in the Plan:

1.	Salary Grade 14 or above;

2.	Seniority of one year or more;

3.	Is not currently in another incentive plan (e.g., sales plan);

4.	Is a direct report to a direct report to the President; or

5.	Is a manager recommended by the President.

d.	Participants in the Plan and their applicable bonus potential amounts are shown in the schedules on Exhibits I-IV.

2.	Building of a Bonus Pool

The operational units (Corporate, Laboratory Products, Technical Furniture Products, and Total Statesville Operations) will start to accrue pools for potential bonus payouts once pretax operating earnings of each operational unit reach the amounts shown as Goal 1 in the applicable schedule on pages Exhibits I-IV, and maximum pools for potential bonus payouts will be accrued based upon the guidelines shown on those schedules.

3.	Earnings of Bonuses

Each participant’s accrued bonus pool will be earned subject to the following:

•	50% of the bonus pool will be earned based on the achievement of the pre-tax earnings goals of the participant’s assigned operational unit, as set forth in the Plan, and

•	50% of the bonus pool will be based upon each person’s achievement of their management objectives (“MBOs”) for the Plan year, as determined by each participant’s manager immediately subsequent to April 30, 2005, and approved by the President. The Board of Directors will assign MBOs for the President and determine the achievement of such MBOs.

4.	Bonus Payout Conditions

•	If an operational unit achieves pre-tax earnings less than the amounts shown for its Goal 1 in the Plan, no awards will be paid to any employees assigned to that operational unit, except at the discretion of the Board of Directors, upon recommendation by the Compensation Committee.

•	Beginning with the achievement of Goal 1, the bonus potential percentage for each participant is linear between each goal with the corresponding increase in pre-tax earnings, up to the individual’s maximum bonus potential percentage.

•	Positive or negative financial adjustments outside the control of management (such as, but not limited to, proceeds from insurance claims, gains or losses from the sale of capital assets, adoption of new generally accepted accounting pronouncements, etc.) will be assessed by the Board of Directors and the pre-tax earnings under the Plan may be adjusted for these items.

•	Any portion of the bonus pool not awarded to participants will be retained by the Company.

•	If a participant transfers between operational units during the year, his or her incentive compensation will be based on the performance of the respective units on a pro rata basis from his or her transfer date as determined by the President.

•	A participant must be an employee of the Company on the last day of the plan year (April 30) to be eligible to receive a bonus payout. In unusual circumstances, however, the Board of Directors, upon recommendation by the Compensation Committee, may grant a discretionary bonus.

•	With the exception of his own MBOs, the President shall have the final authority in resolving disputed data or disagreements regarding MBO performance criteria or performance results.

•	The Board of Directors, upon recommendation by the Compensation Committee, may approve the pro rata participation of a participant who joins the Company or who is appointed to a key position within the Company after the outset of the Plan year, with a pro rata increase in the bonus pool.

•	Bonus payouts earned under the Plan will be awarded at the discretion of the Board of Directors, upon recommendation by the President and the Compensation Committee, giving consideration to the criteria in Section 4 above.

5.	The Plan may be amended at any time by the Board of Directors.